Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2007 Long-Term Incentive Plan of Capital Trust, Inc. of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Capital Trust, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Capital Trust, Inc. and Subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Capital Trust, Inc. and Subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
July 27, 2007